Exhibit 99.1

JUNO THERAPEUTICS REPORTS SECOND QUARTER 2016 FINANCIAL RESULTS

- Strong cash position of $1.11 billion -

- JCAR015 Phase II ROCKET trial resumes enrollment -

- JCAR015 U.S. approval projected as early as the first half of 2018 -

- Preliminary JCAR017 Phase I NHL data show encouraging efficacy and toxicity profile –

- Eight product candidates in clinical trials against six different targets -

- Juno reaffirms cash burn guidance -

- Conference call today at 5:00pm Eastern Time -

SEATTLE – August 4, 2016 — Juno Therapeutics, Inc. (NASDAQ: JUNO), a biopharmaceutical company focused on re-engaging the body’s immune system to revolutionize the treatment of cancer, today reported financial results and business highlights for the second quarter 2016.

“The JCAR015 Phase II ROCKET trial is open again after we amended the protocol to return to a cyclophosphamide only preconditioning regimen. If the ROCKET data are in the range of the Phase I results, where most patients were treated using this preconditioning regimen, we will have the opportunity to change the standard of care and offer improved hope for adult patients with relapsed or refractory ALL,” said Hans Bishop, Juno’s President and Chief Executive Officer. “Additionally, we continue to enroll patients in our JCAR017 trial. We are encouraged that JCAR017, the backbone of our CD19 franchise, will change the standard of care again across a range of B cell malignancies with approvals projected to occur as early as 2018.”

Second Quarter 2016 and Recent Corporate Highlights

Clinical Update:

•	CD19 Portfolio:

•	JCAR015

•	Announced the removal on July 12, 2016 by the U.S. FDA of a clinical hold that the agency had placed on the Phase II ROCKET trial on July 6, 2016. The ROCKET trial continues using JCAR015 with cyclophosphamide (cy) preconditioning alone. Juno’s trials and plans for its other CD19-directed CAR T cell product candidates, including JCAR017, were not affected.

•	Announced interim results, as of May 19, 2016, in Memorial Sloan Kettering Cancer Center’s (MSK) Phase I trial of JCAR015 in adult relapsed or refractory (r/r) acute lymphoblastic leukemia (ALL) patients:

•	Complete remission was observed in 23/30 (77%) patients with morphologic disease and in 18/20 (90%) patients with minimal disease. In patients who achieved a complete remission and had adequate evaluation for minimal residual disease by flow cytometry or polymerase chain reaction, complete molecular remission (CmR) was observed in 19/21 (90%) patients with morphologic disease and in 14/18 (78%) patients with minimal disease.

•	Median overall survival (OS) for patients with minimal disease treated with JCAR015 had not been reached yet, and that for morphologic patients treated with JCAR015 was 9 months; median OS follow-up for all patients was 13 months with 40% of patients alive at two years.

•	Durable responses and survival observed in patients who received JCAR015 were comparable between groups that received a subsequent stem cell transplant and those that did not.

•	Severe cytokine release syndrome (sCRS) was observed in 14/51 (27%) patients and severe neurotoxicity was observed in 15/51 (29%) patients. For patients with minimal disease, 1/20 (5%) patients experienced sCRS and 4/20 (20%) patients had severe neurotoxicity.

•	JCAR017

•	Announced Phase I non-Hodgkin lymphoma (NHL) preliminary efficacy and safety data for the ongoing trial. As of early July, 13 patients were evaluable for safety. Two, or 15%, experienced severe neurotoxicity and no patients experienced sCRS. There are early signs of efficacy with an overall response rate of eight out of ten efficacy-evaluable patients, or 80%, and a complete response rate of seven out of ten, or 70%. We plan to update results with more patients and durability data at a future scientific meeting.

•	Announced interim results, as of May 17, 2016, from Seattle Children’s ongoing Phase I/II study of JCAR017 in pediatric and young adults with r/r ALL (n=42) demonstrating 39/42 (93%) patients experienced a complete remission, all of which were a CmR by flow cytometry. In patients who received fludarabine/cyclophosphamide (flu/cy) preconditioning followed by JCAR017, 14/14 (100%) achieved a complete remission and a CmR. sCRS was observed in 10/42 (24%) patients and severe neurotoxicity was observed in 10/42 (24%) patients. The rates of sCRS and severe neurotoxicity were similar in the flu/cy and cy cohorts of this trial.

•	JCAR014 – Announced interim results, as of May 18, 2016, from Fred Hutchinson Cancer Research Center’s (FHCRC) ongoing Phase I/II study of JCAR014 in adults with advanced B cell malignancies:

•

In efficacy-evaluable ALL patients (n=34), complete remission was reported in 34/34 (100%) patients and a CmR as measured by flow cytometry was achieved in 32/34 (94%) patients. In the cohort that received flu/cy preconditioning followed by JCAR014, 22/22 (100%) of the efficacy-evaluable patients achieved a complete remission, all of which were a CmR. Median disease free survival (DFS) and OS have not yet been reached in this cohort of patients, with follow-up for up to 18 months. sCRS was observed in 14/36 (39%) patients and severe neurotoxicity was observed in 14/36 (39%) patients.

•	In patients with multiple NHL histologies (n=20), predominantly diffuse large B-cell lymphoma, who received flu/cy preconditioning followed by JCAR014 dose level 2 (2x106/kg), 16/20 (80%) had an overall response (OR), of which 10/20 (50%) experienced a complete response (CR). CRs continued in 70% of patients, ranging from 3 to 11+ months. sCRS was observed in 2/20 (10%) patients and severe neurotoxicity was observed in 2/20 (10%) patients. Notably, 16/20 (80%) patients treated with flu/cy preconditioning followed by JCAR014 dose level 2 were treated in the outpatient setting, and 6/20 (30%) did not require hospitalization during the first 30 days of treatment.

•	A total of 13 high-risk chronic lymphocytic leukemia (CLL) patients (complex karyotype, del17p, ibrutinib-refractory, ibrutinib-intolerant) received JCAR014 and either non-flu/cy (n=2) or flu/cy (n=11) preconditioning. In the flu/cy patients, the OR rate was 10/11 (91%) patients, of which 5/11 (45%) patients achieved CR. CRs were ongoing in 100% of these five patients with a range of 3 to 19+ months. sCRS was observed in 3/13 (23%) patients and [Grade 3 or higher][severe] neurotoxicity was observed in 3/13 (23%) patients.

•	JCAR018 – Investigators presented interim data, from the ongoing Phase I study in pediatric and young adult r/r ALL patients at the American Association for Cancer Research Annual Meeting 2016 (AACR 2016), showing all three patients at dose level 2 (1 x 10[6] cells/kg) achieved a complete remission and CmR as measured by flow cytometry. These patients remained in complete remission with follow-up ranging from 3 to 6 months. Limited cytokine release syndrome and no severe neurotoxicity was seen at dose level 2. Dose limiting toxicity was observed at higher doses, so dosing will continue at dose level 2 (1 x 10[6] cells/kg).

•	JTCR016 – In the first three solid organ tumor patients treated on the trial, all with mesothelioma, preliminary data, as of early April, presented at AACR 2016 showed one patient with an ongoing partial response to the WT-1 TCR. The clinical activity appeared to correlate with the pharmacokinetics of the engineered T cells, as the patient with the partial response had the best T cell expansion and persistence. JTCR016 was generally well-tolerated in these three refractory mesothelioma patients, with no evidence of sCRS or severe neurotoxicity.

Corporate News:

•	Celgene Corporation exercised its option to develop and commercialize CAR product candidates from Juno’s CD19 program outside of North America and China. With the exercise of this option, Celgene paid Juno a fee of $50.0 million and the companies will now generally share worldwide research and development expenses for CAR product candidates in the CD19 program. Celgene has commercial rights outside of North America and China, and will pay Juno a royalty at a percentage in the mid-teens on any future net sales in Celgene’s territories of CAR therapeutic products developed through the CD19 program. Juno retains commercialization rights in North America and China.

•	Juno entered into an exclusive license agreement with MSK and Eureka Therapeutics, Inc. for a novel, fully-human binding domain targeting B-cell maturation antigen (BCMA), along with antibodies against two additional undisclosed multiple myeloma targets to be used for the potential development and commercialization of CAR cell therapies for patients with multiple myeloma. MSK and Eureka Therapeutics are eligible to receive an undisclosed upfront payment, additional payments upon the achievement of undisclosed clinical, regulatory, and commercial milestones, and royalties on net sales. The parties expect the BCMA CAR to enter human testing as early as the first half of 2017.

•	Juno acquired RedoxTherapies, a privately held company. The acquisition provides Juno with an exclusive license to vipadenant, a small molecule adenosine A2a receptor antagonist that has the potential to disrupt important immunosuppressive pathways in the tumor microenvironment in certain cancers. Juno intends to explore this molecule in combination with its engineered T cell platform and may over time explore it in other areas as well. The upfront consideration for the RedoxTherapies acquisition was $10.0 million in cash. The seller is also eligible to receive payments upon the achievement of clinical, regulatory, and commercial milestones.

Second Quarter 2016 Financial Results

•	Cash Position: Cash, cash equivalents, and marketable securities as of June 30, 2016 were $1.11 billion compared to $1.13 billion as of March 31, 2016 and $1.22 billion as of December 31, 2015.

•	Cash Burn: Cash burn in the second quarter of 2016, excluding the $50.0 million opt-in fee from Celgene and cash inflows and outflows from business development, was $55.2 million. Including the cash inflow from Celgene of $50.0 million, and excluding cash inflows and outflows from business development activities, cash burn in the second quarter of 2016 was $5.2 million, compared to $18.5 million in the second quarter of 2015. Included in cash burn in the three months ended June 30, 2016 and 2015 are cash outflows for capital expenditures of $7.4 million and $6.8 million, respectively.

•	Revenue: Revenue for the three and six months ended June 30, 2016 was $27.6 million and $37.4 million, respectively, compared to $12.5 million for the three and six months ended June 30, 2015. The increase of $15.1 million and $24.9 million in the three and six months ended June 30, 2016, respectively, was due primarily to revenue recognized in connection with the Celgene collaboration and CD19 opt-in as well as milestone revenue from Novartis. Included in revenue for the three and six months ended June 30, 2015 was an upfront fee of $12.3 million received in connection with the Novartis sublicense agreement.

R&D Expenses: Research and development expenses for the three and six months ended June 30, 2016, inclusive of non-cash expenses and computed in accordance with GAAP, were $72.3 million and $146.0 million, respectively, compared to $60.2 million and $118.0 million for the same periods in 2015. The increases in 2016 were primarily due to increased costs incurred to execute Juno’s clinical development strategy, manufacture its product candidates, and expand its overall research and development capabilities, milestones achieved in 2016, and an increase in stock-based compensation expense. These increases were offset by upfront payments made to Fate Therapeutics and Editas in 2015, the gains recognized during the first two quarters of 2016 related to the change in the estimated value of Juno’s contingent consideration liabilities, and the difference between the periods in expense related to Juno’s estimated success payment liability. For the three months ended June 30, 2016 and 2015, Juno recorded expenses of $3.5 million and $4.0 million, respectively, related to Juno’s success payment liability. For the six months ended June 30, 2016, Juno recorded a gain of $3.1 million related to Juno’s success payment liability, compared to an expense of $42.9 million for the same period in 2015, resulting in a decrease of $46.0 million in research and development expense for the six months ended June 30, 2016.

•	Non-GAAP R&D Expenses: Non-GAAP research and development expenses for the three and six months ended June 30, 2016 were $72.1 million and $152.3 million, respectively, compared to $23.9 million and $40.9 million for the same periods in 2015. Non-GAAP research and development expenses for the three and six months ended June 30, 2016 include $8.9 million and $18.0 million of stock-based compensation expense, respectively, compared to $2.3 million and $4.1 million for the same periods in 2015. Non-GAAP research and development expenses in the first half of 2016 exclude the following:

•	An expense of $3.5 million for the three months ended June 30, 2016 and a gain of $3.1 million for the six months ended June 30, 2016 associated with the change in the estimated value and elapsed service period for Juno’s potential success payment liabilities to FHCRC and MSK.

•	Non-cash stock-based compensation expense of $1.2 million and $2.4 million for the three and six months ended June 30, 2016, respectively, related to a 2013 restricted stock award to a co-founding director that became a consultant upon his departure from Juno’s board of directors in 2014.

•	A gain of $4.5 million and $5.5 million for the three and six months ended June 30, 2016, respectively, associated with the change in the estimated fair value of the contingent consideration liabilities recorded in connection with the Stage and X-Body acquisitions.

•	Non-GAAP research and development expenses in the first half of 2015 exclude the following:

•	Expense of $4.0 million and $42.9 million for the three and six months ended June 30, 2015, respectively, associated with the change in estimated value and elapsed accrual period for Juno’s potential success payment liabilities to FHCRC and MSK.

•	Non-cash stock-based compensation expense of $1.7 million and $3.6 million for the three and six months ended June 30, 2015, respectively, related to a 2013 restricted stock award to a co-founding director that became a consultant upon his departure from Juno’s board of directors in 2014.

•	An expense of $0.1 million for the three and six months ended June 30, 2015, associated with the change in the estimated fair value of the contingent consideration liabilities recorded in connection with the Stage and X-Body acquisitions.

•	Upfront payments related to license agreements of $30.8 million for the three and six months ended June 30, 2015 associated with the Editas and Fate Therapeutics collaborations.

•	G&A Expenses: General and administrative expenses on a GAAP basis for the three and six months ended June 30, 2016 were $16.8 million and $32.8 million, respectively, compared to $20.2 million and $27.6 million for the same periods in 2015. The decrease in the second quarter of 2016 compared to the same period in 2015 was primarily due to lower litigation and business development costs, offset by increased personnel costs, including non-cash stock-based compensation expense, and increased consulting fees including costs related to commercial readiness. The increase in the first half of 2016 compared to the first half of 2015 was primarily due to increased personnel costs, including non-cash stock-based compensation expense, and consulting fees including costs related to commercial readiness, offset by lower litigation and business development expenses. General and administrative expenses include $5.5 million and $10.4 million of non-cash stock-based compensation expense for the three and six months ended June 30, 2016, respectively, compared to $3.0 million and $4.8 million for the same periods in 2015.

•	GAAP Net Loss: Net loss for the three and six months ended June 30, 2016 was $64.8 million, or $0.64 per share, and $135.9 million, or $1.35 per share, respectively, compared to $66.0 million, or $0.79 per share and $130.9 million, or $1.58 per share for the same periods in 2015.

•	Non-GAAP Net Loss: Non-GAAP net loss, which incorporates the non-GAAP R&D expense, for the three and six months ended June 30, 2016 was $64.6 million, or $0.64 per share and $142.1 million, or $1.40 per share, respectively, compared to $29.6 million, or $0.35 per share and $53.8 million, or $0.65 per share, respectively, for the same periods in 2015.

A reconciliation of GAAP net loss to non-GAAP net loss is presented below under “Non-GAAP Financial Measures.”

2016 Financial Guidance

Juno reaffirms 2016 cash burn guidance, excluding cash inflows or outflows from business development activities, of between $220 million and $250 million.

•	Operating burn estimated to be between $170 million and $195 million.

•	Capital expenditures estimated to be between $40 million and $55 million, the vast majority of which are related to one-time infrastructure build-outs.

Conference Call Information

Juno will host a conference call today to review Juno’s financial results for the second quarter 2016 beginning at 2:00 p.m. Pacific Time (PT)/5:00 p.m. Eastern Time (ET). Analysts and investors can participate in the conference call by dialing (855) 780-7198 for domestic callers and (631) 485-4870 for international callers, using the conference ID# 53205480.

The webcast can be accessed live on the Investor Relations page of Juno’s website, www.JunoTherapeutics.com, and will be available for replay for 30 days following the call.

About Juno

Juno Therapeutics is building a fully integrated biopharmaceutical company focused on re-engaging the body’s immune system to revolutionize the treatment of cancer. Founded on the vision that the use of human cells as therapeutic entities will drive one of the next important phases in medicine, Juno is developing cell-based cancer immunotherapies based on chimeric antigen receptor and high-affinity T cell receptor technologies to genetically engineer T cells to recognize and kill cancer. Juno is developing multiple cell-based product candidates to treat a variety of B-cell malignancies as well as solid tumors. Several product candidates have shown compelling clinical responses in clinical trials in refractory leukemia and lymphoma conducted to date. Juno’s long-term aim is to leverage its cell-based platform to develop new product candidates that address a broader range of cancers and human diseases. Juno brings together innovative technologies from some of the world’s leading research institutions, including the Fred Hutchinson Cancer Research Center, Memorial Sloan Kettering Cancer Center, Seattle Children’s Research Institute, the University of California, San Francisco, and The National Cancer Institute. Juno Therapeutics has an exclusive license to the St. Jude Children’s Research Hospital patented technology for CD19-directed product candidates that use 4-1BB, which was developed by Dario Campana, Chihaya Imai, and St. Jude Children’s Research Hospital.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934, including statements regarding Juno’s mission, progress, and business plans; clinical benefits; clinical trial results and the implications thereof; clinical trial plans and regulatory approval timelines; the potential of the Celgene collaboration and the implications of Celgene’s opt-in to product candidates in the CD19 program; the potential of acquired or licensed technology and capabilities; and 2016 cash burn forecast. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from such forward-looking statements, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to, risks associated with: the success, cost, and timing of Juno’s product development activities and clinical trials; Juno’s ability to obtain regulatory approval for and to commercialize its product candidates; Juno’s ability to establish a commercially-viable manufacturing process and manufacturing infrastructure; regulatory requirements and regulatory developments; success of Juno’s competitors with respect to competing treatments and technologies; Juno’s dependence on third-party collaborators and other contractors in Juno’s research and development activities, including for the conduct of clinical trials and the manufacture of Juno’s product candidates; Juno’s dependence on Celgene for the development and commercialization outside of North America and China of Juno’s CD19 product candidates and any other product candidates for which Celgene exercises an option; Juno’s dependence on JW Therapeutics (Shanghai) Co., Ltd, over which Juno does not exercise complete control, for the development and commercialization of product candidates in China; Juno’s ability to obtain, maintain, or protect intellectual property rights related to its product candidates; amongst others. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to Juno’s business in general, see Juno’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 10, 2016 and Juno’s other periodic reports filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. Juno disclaims any obligation to update these forward-looking statements.

# # #

Investor Relations:

Nicole Keith

206-566-5521

nikki.keith@junotherapeutics.com

Media:

Christopher Williams

206-566-5660

chris.williams@junotherapeutics.com

Juno Therapeutics, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	June 30, 2016	December 31, 2015
ASSETS
Current assets:
Cash, cash equivalents, and short-term marketable securities	$956,907	$943,411
Accounts receivable	9,311	315
Prepaid expenses and other current assets	8,360	8,113

Total current assets	974,578	951,839
Property and equipment, net	51,480	42,086
Long-term marketable securities	153,086	272,888
Goodwill	221,306	122,092
Intangible assets	79,806	50,177
Other assets	8,348	6,046

Total assets	$1,488,604	$1,445,128

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$45,480	$37,624
Success payment liabilities	52,142	64,829
Contingent consideration	4,675	1,905
Deferred revenue	41,392	15,370

Total current liabilities	143,689	119,728
Build-to-suit lease obligation, less current portion	8,963	9,294
Contingent consideration, less current portion	27,080	35,361
Deferred revenue, less current portion	140,310	129,831
Deferred tax liabilities	8,051	8,946
Other long-term liabilities	1,831	435
Stockholders’ equity:
Common stock	10	10
Additional paid-in capital	1,880,695	1,733,263
Accumulated other comprehensive loss	(463)	(6,083)
Accumulated deficit	(721,562)	(585,657)

Total stockholders’ equity	1,158,680	1,141,533

Total liabilities and stockholders’ equity	$1,488,604	$1,445,128

Juno Therapeutics, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenue	$27,602	$12,461	$37,377	$12,461
Operating expenses:
Research and development	72,311	60,235	146,033	118,034
General and administrative	16,815	20,191	32,769	27,552

Total operating expenses	89,126	80,426	178,802	145,586

Loss from operations	(61,524)	(67,965)	(141,425)	(133,125)
Other-than-temporary impairment loss	(5,490)	—	(5,490)	—
Interest income, net	1,496	158	2,837	353
Other income (expenses), net	(433)	233	(364)	233

Loss before income taxes	(65,951)	(67,574)	(144,442)	(132,539)
Benefit from income taxes	1,184	1,616	8,537	1,616

Net loss	$(64,767)	$(65,958)	$(135,905)	$(130,923)

Net loss per share, basic and diluted	$(0.64)	$(0.79)	$(1.35)	$(1.58)

Weighted average common shares outstanding, basic and diluted	101,383,530	83,716,681	100,345,149	83,116,743

Non-GAAP Financial Measures

To supplement the financial results presented in accordance with generally accepted accounting principles in the United States (GAAP), Juno uses certain non-GAAP financial measures to evaluate its business. Juno’s management believes that these non-GAAP financial measures are helpful in understanding Juno’s financial performance and potential future results. These are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read in conjunction with Juno’s financial statements prepared in accordance with GAAP. These non-GAAP measures differ from GAAP measures with the same captions, may be different from non-GAAP financial measures with the same or similar captions that are used by other companies, and do not reflect a comprehensive system of accounting. Juno’s management uses these supplemental non-GAAP financial measures internally to understand, manage, and evaluate Juno’s business and make operating decisions. In addition, Juno’s management believes that the presentation of these non-GAAP financial measures is useful to investors because they enhance the ability of investors to compare Juno’s results from period to period and allows for greater transparency with respect to key financial metrics Juno uses in making operating decisions. Juno endeavors to compensate for the limitation of the non-GAAP measures presented by also providing the most directly comparable GAAP measures and descriptions of the reconciling items and adjustments to derive the non-GAAP measures. The following is a reconciliation of GAAP to non-GAAP financial measures:

Juno Therapeutics, Inc.

Reconciliation of GAAP to Non-GAAP Net Loss

(Unaudited)

(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net loss - GAAP	$(64,767)	$(65,958)	$(135,905)	$(130,923)
Adjustments:
Success payment (gain) expense (1)	3,465	3,961	(3,118)	42,871
Non-cash stock-based compensation expense (2)	1,201	1,667	2,391	3,563
Change in fair value of contingent consideration (3)	(4,499)	(80)	(5,511)	(80)
Upfront payments related to license agreements (4)	—	30,810	—	30,810

Net loss - Non-GAAP	$(64,600)	$(29,600)	$(142,143)	$(53,759)

Net loss per share - GAAP	$(0.64)	$(0.79)	$(1.35)	$(1.58)
Adjustments:
Success payment (gain) expense (1)	0.03	0.05	(0.02)	0.52
Non-cash stock-based compensation expense (2)	0.01	0.02	0.02	0.04
Change in fair value of contingent consideration (3)	(0.04)	—	(0.05)	—
Upfront payments related to license agreements (4)	—	0.37	—	0.37

Net loss per share, basic and diluted - Non-GAAP	$(0.64)	$(0.35)	$(1.40)	$(0.65)

Weighted average common shares outstanding, basic and diluted	101,383,530	83,716,681	100,345,149	83,116,743

Juno Therapeutics, Inc.

Reconciliation of GAAP to Non-GAAP Research and Development Expenses

(Unaudited)

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Research and development expense - GAAP	$(72,311)	$(60,235)	$(146,033)	$(118,034)
Adjustments:
Success payment (gain) expense (1)	3,465	3,961	(3,118)	42,871
Non-cash stock-based compensation expense (2)	1,201	1,667	2,391	3,563
Change in fair value of contingent consideration (3)	(4,499)	(80)	(5,511)	(80)
Upfront payments related to license agreements (4)	—	30,810	—	30,810

Research and development expense - Non-GAAP	$(72,144)	$(23,877)	$(152,271)	$(40,870)

(1)	The success payment expense (gain) represents the change in the estimated value of the success payment obligations and the associated elapsed service period. As of June 30, 2016, the estimated fair values of the success payment liabilities to FHCRC and MSK on the condensed consolidated balance sheets, after giving effect to the success payments achieved in December 2015, were approximately $30.9 million and $21.2 million, respectively. In December 2015, success payments of $75.0 million, less indirect costs of $3.3 million, and $10.0 million, less indirect costs of $1.0 million, were triggered to FHCRC and MSK, respectively. Juno elected to make the payments in shares of its common stock and thereby issued 1,601,085 shares to FHCRC in December 2015 and 240,381 shares to MSK in March 2016. If success payment thresholds are met in the future, Juno may pay FHCRC and MSK the applicable success payment in cash or publicly-traded equity at Juno’s election. The success payment liabilities are subject to re-measurement each reporting period and may fluctuate from quarter-to-quarter and year-to-year, sometimes significantly, resulting in either an expense or a gain depending on the trading price of Juno common stock, estimated term, expected volatility, risk-free interest rate, estimated number and timing of valuation measurement dates, and estimated indirect costs that are creditable against the success payments to FHCRC and MSK.
(2)	This relates to a restricted stock grant in 2013 to a former co-founding director who became a consultant upon his departure from Juno’s board of directors in 2014. Unlike other outstanding awards to Juno’s employees, scientific founders, and directors, the value of this restricted stock award is subject to re-measurement each reporting period as the award vests and may result in the associated expense fluctuating from quarter-to-quarter and year-to-year, sometimes significantly, based on changes in the trading price of Juno common stock through the end of the vesting period.
(3)	This is the change in the estimated fair value of the contingent consideration liabilities recorded in connection with the Stage and X-Body acquisitions.
(4)	The upfront payments related to license agreements includes the upfront payments in connection with the Editas and Fate Therapeutics collaborations incurred in 2015.